                                                 Exhibit 99.1

Suoftec Light Metal Production And Distribution Co. Ltd. Financial Statements and Independent Auditor’s Report

SUOFTEC LIGHT METAL PRODUCTION AND DISTRIBUTION CO. LTD.

TABLE OF CONTENTS

Page
INDEPENDENT AUDITOR’S REPORT	2
BALANCE SHEETS FOR THE YEARS ENDING DECEMBER 31, 2008 AND 2009	3
STATEMENT OF PROFIT AND LOSS FOR THE YEARS ENDING DECEMBER 31, 2007, 2008, AND 2009	5
SUPPLEMENT COMPRISING A SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND OTHER EXPLANATORY NOTES	6-21

INDEPENDENT AUDITORS’ REPORT

To the Shareholders of Suoftec Light Metal Production and Distribution Co. Ltd.:

We have audited the accompanying balance sheet of Suoftec Light Metal Production and Distribution Co. Ltd. (the “Company”), a company that is incorporated in Hungary, as of December 31, 2009, and the related statement of profit and loss and cash flows for the year then ended and the supplement comprising a summary of significant accounting policies and other explanatory notes.  These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2009, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in Hungary.

Accounting principles generally accepted in Hungary vary in certain respects from accounting principles generally accepted in the United States of America. The application of the latter would have affected the determination of shareholders’ equity and the statement of profit and loss for each of the periods presented.  The impact of the application of accounting principles generally accepted in the United States of America for the year ended December 31, 2008 and 2009 has been summarized in Note 23.

/c/ Deloitte Auditing and Consulting Ltd.
June 16, 2010
Budapest, Hungary

SUOFTEC LIGHT METAL PRODUCTION AND DISTRIBUTION CO. LTD

BALANCE SHEET
FOR THE YEAR ENDED DECEMBER 31, 2009 (Euros in Thousands)

	31.12.2008	31.12.2009
ASSETS	(Unaudited)

A. FIXED ASSETS	€33,973	€29,800

I. INTANGIBLE ASSETS:	141	86
1. Capitalized value of formation/reorganization expenses	0	0
2. Capitalized value of research and development	0	0
3. Concessions, licenses and similar rights	0	86
4. Trade-marks, patents and similar assets	141	0
5. Goodwill	0	0
6. Advances and prepayments on intangible assets	0	0
7. Adjusted value of intangible assets	0

II. TANGIBLE ASSETS:	33,808	29,703
1. Land and buildings and rights to immovables	5,772	5,437
2. Plant and machinery, vehicles	15,175	16,499
3. Other equipment, fixtures and fittings, vehicles	1,513	1,363
4. Assets in course of construction	11,338	6,358
5. Payments on account	10	46

III. FINANCIAL INVESTMENTS:	24	11
1. Long-term participations in affiliated undertakings	0	0
2. Long-term credit to affiliated undertakings	0	0
3. Other long-term loans	24	11
4. Adjusted value of financial investments	0	0

B. CURRENT ASSETS	40,783	32,061

I. Inventories	13,980	10,895
1. Raw materials and consumables	8,469	5,965
2. Work in progress, intermediate and semi-finished products	2,330	2,343
3. Finished products	3,181	2,587
4. Goods	0	0
5. Advances and prepayments	0	0

II. Accounts Receivable	8,698	10,791
1. Trade debtors	5,368	5,976
2. Receivables from affiliated undertakings	11	735
3. Receivables from independent undertakings	0	0
4. Other receivables	3,319	4,080

III. Securities
1. Participations in affiliated undertakings	0	0
2. Own shares and own partnership shares	0	0
3. Securities signifying a creditor relationship for trading purposes	0	0

IV. Liquid Assets	18,105	10,375
1. Cash, checks	17	11
2. Bank deposits	18,088	10,364

C. ACCRUED AND DEFERRED ASSETS	130	82
1. Accrued income	26	1
2. Accrued Expenses	104	81
3. Deferred Expenses	0	0

TOTAL ASSETS	€74,886	€61,943
The accompanying supplement is an integral part of this balance sheet.

SUOFTEC LIGHT METAL PRODUCTION AND DISTRIBUTION CO. LTD

BALANCE SHEET
FOR THE YEAR ENDED DECEMBER 31, 2009 (Euros in Thousands)

	31.12.2008	31.12.2009
	(Unaudited)
LIABILITIES

D. SHAREHOLDERS’ EQUITY	€66,692	€52,013
I. Subscribed capital including:	30,678	30,678
a). Ownership shares repurchased at face value:
II. Subscribed capital unpaid	0	0
III. Capital reserve	0	0
IV. Accumulated profit reserve	36,558	36,015
V. Tied-up reserve	0	0
VI. Revaluation reserve	0	0
VII. Profit or (loss) for the year	(544)	(14,680)

E. PROVISIONS:
1. Provisions for forward liabilities	0	0
2. Provisions for forward expenses	0	0
3. Other provisions	0	0

F. LIABILITIES	8,110	9,797
I. Subordinated liabilities

II. Long-term liabilities:	106	88
1. Long-term loans	0	0
2. Debts on issue of bonds	0	0
3. Investment and development credits	0	0
4. Other long-term credits	106	88
5. Long-term liabilities to affiliated undertakings	0	0
6. Other long-term liabilities	0	0

III. Current liabilities:	8,004	9,709
1. Short-term bank loans	0	0
2. Other short-term loans	38	39
3. Advances received from customers	0	0
4. Accounts payable	5,487	6,443
5. Bills payable	0	0
6. Short-term liabilities to affiliated undertakings	1,255	2,213
7. Other short-term liabilities	1,224	1,014

G. ACCRUED AND DEFERRED LIABILITIES:	84	133
1. Deferred income	0	0
2. Deferred expenses	84	133
3. Accrued income

TOTAL LIABILITIES AND EQUITY	€74,886	€61,943

The accompanying supplement is an integral part of this balance sheet.

SUOFTEC LIGHT METAL PRODUCTION AND DISTRIBUTION CO. LTD.

STATEMENT OF PROFIT AND LOSS
FOR THE YEAR ENDING DECEMBER 31, 2009
(Euros in Thousands)

	2007	2008	2009
	(Unaudited)	(Unaudited)
01. NET DOMESTIC SALES	€12,338	€9,964	€2,418
02. NET EXTERNAL SALES	94,799	83,547	55,908

I. Total sales (revenues)	107,137	93,511	58,326

03. Variations in self-manufactured stocks	928	1,264	(581)
04. Own work capitalized	469	671	154

II. Own performance capitalized (03+04)	1,397	1,935	(427)

III. Other income	963	510	1,074
including: loss in value marked back

05. Raw materials and consumables	68,943	63,508	43,155
06. Contracted services	13,548	14,141	13,062
07. Other service activities	123	124	159
08. Original cost of goods sold	0	0	0
09. Value of services sold (intermediated)	0	0	0
IV. Material costs (05+06+07+08+09)	82,614	77,773	56,376

10. Wages and salaries	7,388	7,524	6,300
11. Other employee benefits	597	985	791
12. Contributions on wages and salaries	2,615	2,718	2,210

V. Staff costs (10+11+12)	10,600	11,227	9,301

VI. Depreciation	6,319	6,002	5,940

VII. Other operating charges including: loss in value	1,561	1,516	2,245

A. Income (loss) from operations (I+II+III-IV-V-VI-VII)	8,403	(562)	(14,889)

16. Other interest and similar income (received or due)	713	897	240

17. Other income from financial transactions	1,621	2,223	1,327

VIII. Income from financial transactions (16+17)	2,334	3,120	1,567

19. Interest payable and similar charges including: to affiliated undertakings	4	20	14
21. Other expenses on financial transactions	1,019	3,082	1,344

IX. Expenses on financial transactions	1,023	3,102	1,358

B. Profit or (loss) from financial transactions (VIII-IX)	1,311	18	209

C. Profit or (loss) of ordinary activities (A+B)	9,714	(544)	(14,680)

X. Extraordinary income	0	0	0
XI. Extraordinary expenses	0	0	0

D. Extraordinary profit or loss (X-XI)	0	0	0

E. Income (loss) before taxes (C+D)	9,714	(544)	(14,680)

XII. Tax payable	1,847	0	0

F. Profit (loss) after taxes (E-XII)	7,867	(544)	(14,680)

22. Profit reserves used for dividends and profit-sharing	0	0	0
23. Dividends and profit-sharing paid (payable)	0	0	0

G. Profit or loss for the year (F+22-23)	€7,867	€(544)	€(14,680)

The accompanying supplement is an integral part of this statement of profit and loss.

SUOFTEC LIGHT METAL PRODUCTION AND DISTRIBUTION CO. LTD.

SUPPLEMENT COMPRISING A SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND OTHER EXPLANATORY NOTES
FOR THE YEAR ENDED DECEMBER 31, 2009
(Euros in thousands unless otherwise specified) (2007and 2008 amounts are unaudited)

1.	PRESENTATION OF THE COMPANY

Suoftec Light Metal Production and Distribution Co. Ltd. (hereinafter referred to as the “Company”), with registered offices at Búzavirág út 12, H-2800 Tatabánya, Hungary is engaged in the following operations:

TEÁOR1 Code	Activity

2442	Aluminum production
2453	Casting of Light Metals
2562	Machining
2932	Manufacture of other parts and accessories for motor vehicles
2561	Treatment and coating of metals
5210	Warehousing and Storage

1 TEÁOR = Tevékenységek Egységes Ágazati Osztályozási Rendszere Standard Industrial Classification System of Activities (Operations) [the Hungarian equivalent of Standard Industrial Code]

The Company was established on May 25, 1995 as a joint venture of Superior Industries International Inc. (California, USA) and Otto Fuchs Metallwerke KG (Meinerzhagen, Germany) each having a 50% share of ownership.

The Company’s initial share capital was DEM 50,000 paid in cash by the shareholders. The Companies Court registered the share capital of the Company in DEM. The shareholders have increased and decreased the ordinary share capital since the date of incorporation as follows (figures in DEM ‘000):

The Company prepared its Hungarian financial statements according to the Hungarian Accounting Law, which was audited in accordance with Hungarian auditing standards with an audit opinion date of February 5, 2010.  These financial statements were prepared for a shareholder to meet its reporting requirements with the United States Securities and Exchange Commission.

	Amount of	Amount of	Total
Date	Capital Increase	Capital Decrease	Capital

Initial Share Capital	50
August 3, 1995	26,000
January 23, 1996	17,000
May 8, 1996	16,950
November 30, 1998	40,000
December 15, 1998		40,000

Total	100,000	40,000	60,000

The Companies Court has registered all transactions of capital increase and decrease.

The Company’s ownership structure is the following as of December 31, 2009:

	Amount	Ownership
Owner	EUR 000’s	Share, %

SUOFTEC Light Metal Products B.V.
NL 1097 JB Amsterdam, Prins Bernhardplein 200.
The Netherlands	15,339	50%
Otto Fuchs Metallwerke KG
Derschlager Str. 26, 58540 Meinerzhagen
Germany	15,339	50%

	30,678	100%

Based on Section 88 of the Accounting Law the audit is obligatory for the Company.

2.	ACCOUNTING POLICY

The books and records of the Company are maintained in accordance with the current Act C of 2000 on Accounting (the “Law”) and generally accepted accounting principles in Hungary. Business records and books have been maintained in Euros as a result of stipulations of the Corporate Charter.

A summary of the accounting policy of the Company and the method and procedures of evaluation are described below:

2.1
Basis of Accounting — The Law entered into force on January 1, 2001. The attached Balance Sheet reflecting conditions as at December 31, 2008 and 2009 as well as the Profit and Loss Statement for the years than ended were both drafted in accordance with the current Law on Accounting.

The Company possesses the mandatory regulations required in Section 14 of paragraph 5 of the Accounting Law.

The Internal Revenue Service completed a full scope tax audit regarding the years 2004 and 2005. No liabilities arose as result of the tax audit. The Internal Revenue Service may audit the books and records anytime within 6 years after the tax year and may impose additional tax or penalty. No occurrences have come to the attention of the Management of the Company that would result in material liabilities.

Completion Date of the Balance Sheet — The Company has set forth the date of February 15 of the subsequent year as the completion date of the Balance Sheet for the year 2007 and set forth the date of January 15 of the subsequent year as the completion date of the Balance Sheet for the years 2008 and 2009.

The completion date of the Balance Sheet changed in 2008 on request from the American Owner. The date brought forward did not cause any problem.

Intangible Assets — The capitalized value of intellectual property (software applications) is amortized over 3 years by the Company.

The planned amortization period for rights of pecuniary value is 6 years.

2.4	Tangible Assets — Purchased tangible fixed assets are stated by the Company at acquisition cost less accumulated depreciation.

Individual items of tangible fixed assets below a purchase price of HUF 50,000 are fully depreciated when put into use (capitalized).

Depreciation is calculated by the Company on a straight line basis over the estimated useful life cycle of the related asset. The basis of the calculation of the depreciation is the day. The expected useful life cycles have been determined with a view to historical data provided by the Owners.

The following useful life cycles have been taken into account for the purpose of setting depreciation rates of tangible assets in accordance with the Law:

Year

Intangible Assets	3–6
Buildings	25
Production machinery, equipment	5–10
Other machinery, equipment	3–6

2.5
Valuation of Stocks — The Company keeps records of the quantity and value of stocks and keeps inventory records in the course of the year. The Company assesses the current stock value at weighed average price of the latest purchases.

The volume of self-manufactured stocks included in the Balance Sheet is determined on the basis of inventory at year end. The value of self-manufactured stocks is assessed at direct prime cost.

2.6	The format of the Profit and Loss Statement — The Company completed the Profit and Loss Statement according to the total cost method (version “A”).

2.7
Valuation of Currency Stock — The Company records receivables from customers and liabilities due to suppliers (creditors) at the current exchange rate applied by its bank between the daily base foreign exchange and other foreign exchanges. Transactions associated with bank accounts are recorded with regard to the daily average price of foreign exchange.

3.	PROPERTY STATUS, FINANCIAL POSITION AND LIQUIDITY

The change in the Company’s property status is represented by the statement below:

Amounts in Thousands	Comment	2008	2009	Change %
		(Unaudited)
A. Fixed assets:		€33,973	€29,800	(12.28)%
I. Intangible assets		141	86	(39.01)
II. Tangible assets		33,808	29,703	(12.14)
III. Financial investments		24	11	(54.17)
B. Current assets:		40,783	32,061	(21.39)
I. Inventories		13,980	10,895	(22.07)
II. Liabilities		8,698	10,791	24.06
III. Securities
IV. Liquid assets		18,105	10,375	(42.70)
C. Accrued and deferred assets:		130	82	(36.92)
Assets total		74,886	61,943	(17.28)
D. Shareholders’ equity:		66,692	52,013	(22.01)
I. Subscribed capital		30,678	30,678
II. Subscribed capital unpaid
III. Capital reserve
IV. Accumulated profit reserve		36,558	36,015	(1.49)
V. Engaged reserve
VI. Revaluation reserve
VII. Profit or loss for the year		(544)	(14,680)	2,598.53
E. Provisions
F. Liabilities:		8,110	9,797	20.80
I. Subordinated liabilities
II. Long-term liabilities		106	88	(16.98)
III. Current liabilities		8,004	9,709	21.30
G. Accrued and deferred liabilities		84	133	58.33
Liabilities total		€74,886	€61,943	(17.28)

Ratios related to property status are represented by the statement below:
	Previous	Current
	Year	Year	Change
	(Unaudited)
Fixed assets	45.37	48.11	2.74
Current assets and accrued assets	54.63	51.89	(2.74)
Capital intensiveness	89.06	83.97	(5.09)
Rate of provisions
Coverage of invested assets I.	196.31	174.54	(21.77)
Coverage of invested assets II.	196.62	174.84	(21.78)
Proportion of current assets and shareholder’s equity	61.15	61.64	0.49
Accretive index of shareholder’s equity	217.40	169.54	(47.86)

The Company’s financial position and liquidity as of December 31, 2009 are represented by the Cash-Flow Statement below:

Amounts in Thousands	2007	2008	2009
	(Unaudited)	(Unaudited)
Variation in cash-flow from operations	€14,917	€8,597	€(6,708)
Profit before tax	9,714	(544)	(14,680)
Depreciation write-off	6,322	6,012	5,940
Loss in value and back marking	0	0	0
Difference between formation and
utilization of provisions	0	0	0
Invested assets sold	(256)	(94)	196
Variation in accounts payable	1,488	(1,225)	957
Variation in other short-term liabilities	(201)	98	(210)
Variation in accrued and deferred liabilities	(69)	5	49
Variation in trade debtors	1,220	1,477	(608)
Variation in current assets (without receivables
and liquid assets)	1,374	2,829	1,600
Variation in accrued and deferred assets	(80)	39	48
Tax paid or payable (on profit)	(1,847)	0	0
Dividends and profit-sharing paid or payable	0	0	0
Profit on extraordinary operations	0	0	0

Variation in cash-flow from investments	(7,070)	(10,053)	(1,963)
Purchase of invested assets	(7,651)	(10,518)	(2,980)
Sale of invested assets	581	465	1,017
Dividends and profit-sharing received	0	0	0
Write-off of financial investments	0	0	0

Variation in cash-flow from financial transactions	(6,483)	(554)	941
Receipts from shares issue (capital influx)	0	0	0
Receipts from the issue of bonds and securities
signifying a creditor relationship	0	0	0
Borrowings	0	0	0
Repayment, termination or redemption of long-term
loans and bank deposits	0	0	0
Non-repayable assets received	0	0	0
Cancellation of shares, disinvestment (capital reduction)	0	0	0
Loan installment payments	128	(53)	(17)
Non-repayable assets transferred	0	0	0
Variation in liabilities due to founders and
in other long-term liabilities	(6,611)	(501)	958

Changes of liquid assets	1,364	(2,010)	(7,730)

Liquid assets at the beginning of the year	18,751	20,115	18,105

Liquid assets at the end of the year	€20,115	€18,105	€10,375

Ratios related to the outstanding debt and liquidity of the company are represented by the statement below:

	Previous	Current
Index	Year	Year	Change
	(Unaudited)
Coverage of the credit	108.67	111.14	2.47
Comparison of accounts receivable and
accounts payable	97.82	92.76	(5.06)
Outstanding total debt	0.11	0.16	0.05
Rate of debt service	145.39	(226.80)	(372.19)
Quick ratio	2.26	1.07	(1.19)
Acid test	5.10	3.30	(1.79)

4.	INTANGIBLE FIXED ASSETS

The following is a summary of the movements in intangible fixed assets in the year 2009:

Amounts in Thousands	Rights
	of Pecuniary	Intellectual
	Value	Property	Total
Gross value:
Opening balance as of January 1, 2009	€1,018	€0	€1,018
Additions	29	0	29

Closing balance as of December 31, 2009	1,047	0	1,047

Accumulated amortization:
Opening balance as of January 1, 2009	877	0	877
Additions	84	0	84

Closing balance as of December 31, 2009	961	0	961

Net value as of January 1, 2009	141	0	141

Net value as of December 31, 2009	€86	€0	€86

Rights of pecuniary value were disclosed among intellectual properties in the balance sheet in 2008. This has been corrected in the 2009 balance sheet.

5.	TANGIBLE FIXED ASSETS

The following is a summary of the movements in tangible fixed assets in the year 2009:

Amounts in Thousands			Other
		Technical	Equipment,		Advances
	Real	Equip./Machinery	Fittings	Construction	On Construction
	Estates	Vehicles	And Vehicles	In Progress	In Progress	Total

Gross value:
Opening balance
as of January 1, 2009	€ 9,493	€ 92,377	€ 6,857	€ 11,338	€ 10	€ 120,075
Additions	42	7,567	279	2,937	36	10,861
Capitalization						-
Reclassifications						-
Reductions		(3,226)	(6)	(7,917)		(11,149)

Closing balance
as of December 31, 2009	9,535	96,718	7,130	6,358	46	119,787

Accumulated depreciation:
Opening balance
as of January 1, 2009	3,721	77,202	5,344			86,267
Depreciation accounted	377	5,050	429			5,856
Reclassifications						-
Reductions		(2,033)	(6)			(2,039)

Closing balance
as of December 31, 2009	4,098	80,219	5,767	-	-	90,084

Net value as of January 1, 2009	5,772	15,175	1,513	11,338	10	33,808

Net value as of December 31, 2009	€ 5,437	€ 16,499	€ 1,363	€ 6,358	€ 46	€ 29,703

6.	RECEIVABLES FROM SHAREHOLDERS AND OTHER RECEIVABLES

Receivables as of December 31, 2008 and 2009 are the following:

Amounts in Thousands	2008	2009
	(Unaudited)
Receivables from shareholders	€11	€735

OTHER RECEIVABLES:
VAT receivables	€1,377	€2,794
Loan granted to employees	11
Advances from OMB (National Technical Development Commission)	16	5
Corporate tax	1,386	687
Contribution to health insurance fund	3
Contribution to innovation found	11	58
Special tax of business partnerships	379	196
Customs deposit	5	5
Business tax	121	294
Other receivables	10	41

Total	€3,319	€4,080

7.	BANK DEPOSITS

Amounts in Thousands	2008	2009
	(Unaudited)
Bank deposits	€65	€93
Term deposits	18,023	10,271

Total	€18,088	€10,364

The bank guarantee in the amount of HUF 20 million serves as the security of the deferred customs payments. Suoftec Kft. placed a HUF 20 million bank deposit as the security of the bank guarantee. The Company doesn’t have other off-balance sheet item.

8.	SHAREHOLDERS’ EQUITY

The following is a summary of the changes in equity capital during the year ended December 31, 2009:

Amounts in Thousands					Balance
	Subscribed	Capital	Profit	Engaged	Sheet
	Capital	Reserve	Reserve	Provisions	Profit

Balance as
of December 31, 2008	€30,678	€-	€36,558	€-	€(543)

Posting up profit/loss
of the year 2008			(543)		543
Loss of 2009					(14,680)

Balance as
of December 31, 2009	€30,678	€-	€36,015	€-	€(14,680)

The loss of the year 2009 will be put in profit reserve.

9.	LONG-TERM LIABILITIES

The Company has long-term liabilities due to financial leasing of vehicles.

The Company has no long-term liabilities exceeding 5 years.

10.	PRESENTATION OF LIABILITY TO OWNERS AND OTHER SHORT TERM LIABILITIES

Details of other short-term liabilities as of December 31, 2008 and 2009 are summarized as follows:

Amounts in Thousands	2008	2009
	(Unaudited)
Liability to Owners	€1,255	€2,213

	2008	2009
	(Unaudited)
SHORT-TERM LIABILITIES:
Liability to government budget	€510	€535
Liability to employees	312	357
Not invoiced shipments		55
Miscellaneous	402	67

Total	€1,224	€1,014

We accounted €39,000 from the long-term liabilities as a short-term liability due within one business year after the closing date of the Balance Sheet.

11.	REVENUES

The export and domestic revenues of the Company are the following in the years ended December 31, 2008 and 2009:

Amounts in Thousands	2008	2009
	(Unaudited)
Revenue of forging from abroad	€36,836	€29,022
Revenue of casting from abroad	45,619	27,239
Domestic revenue of casting	9,360	2,410
Domestic revenue of forging
Revenue from waste	1,141	601
Other revenue from abroad	554	(953)
Other domestic revenue	1	7

Total	€93,511	€58,326

Geographic distribution of wheel sales in value:

Amounts in Thousands	2008	2009
	(Unaudited)
America	€8,160	€911
Europe	83,655	57,760

Total	€91,815	€58,671

The company produces aluminum wheels by using two processes. These are the Forge and the Cast processes. Shipping terms are DDU and FCA.

12.	OTHER EXPENDITURES

Other expenditures in 2008 and 2009 are the following:

Amounts in Thousands	2008	2009
	(Unaudited)
Tangible assets sold	€371	€1,213
Loss in value		83
Loss on credits
Fine, penalty
Damage compensation		138
Costs charged over	363	152
Material sales
Items to increase tax base	32	11
Non refundable VAT		10
Innovation, environmental load	92	46
Local taxes	611	305
Cost associated with damages
Stock sorted out		50
Miscellaneous	47	237

Total	€1,516	€2,245

13.	DETAILS OF ACCRUED AND DEFERRED ASSETS IN CURRENT YEAR

Amounts in Thousands	2008	2009
Accrued and deferred assets:	(Unaudited)
Accrued and deferred assets — revenues	€26	€1
Accrued and deferred assets — costs and expenses	104	81
Deferred expenses

Total	€130	€82

Accrued and deferred liabilities:
Accrued and deferred liabilities — revenues	€-	€-
Accrued and deferred liabilities — costs and expenses	84	133
Deferred revenues

Total	€84	€133

The accrued and deferred assets include a lease fee of 4 thousand EUR of cars, a yearly maintenance fee of 47 thousand EUR of the MFG software and an amount of 21 thousand EUR which is the portion of the insurance fee payable in 2010.

The accrued and deferred liabilities include an audit fee of 26 thousand EUR and a logistic fee of 92 thousand EUR of Superior Mexico.

14.	PERSONNEL

The average statistical number of employees of the Company was 500 people in 2008 and 480 in 2009. The amount of personnel related expenses was €11,227,000 in 2008 and €9,301,000 in 2009.

The average statistical number of employees employed in 2008 and 2009 and associated personnel costs by personnel group are the following:

		2008		2009
	2008	Wages 000’s	2009	Wages 000’s
	Employee	EUR	Employee	EUR
	(Unaudited)	(Unaudited)
Salaried	60	€1,277	59	€1,132
Waged	440	3,105	421	2,692

Total	500	€4,382	480	€3,824

15.	MORTGAGE LIABILITIES

No mortgage is registered on the assets of the Company.

16.	VOLUMES OF HAZARDOUS WASTE

We have accounted the hazardous waste generated with the volume shipped for disposal in the particular period of time.

The volume of hazardous waste generated in 2008 and 2009 is the following (figures in kg):

	2008	2009
	(Unaudited)
Aluminum acid slag
Caustic wooden pallet	-	1,000
Emulsion	-	-
Aluminum sludge	87,355	85,220
Paper contaminated with paint	97,540	99,860
Spent oil	94,982	34,780
Paint residue	3,570	1,020
Rag contaminated with oil	17,470	22,470
Demolition waste of furnace	66,690	30,130
Ceramic heating insert contaminated with aluminum	16,850	17,990
Metal chip contaminated with oil	-	17,380
Metal drums contaminated with oil	-	-
Sludge with oily dust	-	-
Sludge with oil	5,250	86,670
Packaging materials contaminated with hazardous substances	30,430	17,780
Electronic waste	1,937	2,190
Screened gravel for aluminum dist.	5,160	-
Tank bottom sludge	-	2,500

Total	427,234	418,990

17.	CORPORATE TAX

The differences between the tax base defined by the Corporate tax law and the pre-tax profit are the following in the years ended December 31, 2008 and 2009:

Amounts in Thousands	2008	2008	2009	2009
	EUR	HUF	EUR	HUF
	(Unaudited)	(Unaudited)
Profit before tax	(544)	(143,998)	(14,680)	(3,975,952)

Items to increase tax base	-	-	-	-
Entertainment costs	-	-	-	-
Internal revision for the year 2007	3	756	-	-
Depreciation and clearances	6,383	1,690,144	7,304	1,978,229
Financial support provided free of charge	2	571	-	-
Costs of other items to increase tax base	7	1,704	11	2,954
Fine stipulated by a resolution of final effect	20	5,422	-	-
Amount of loss in value recorded during the tax year on
receivables	-	-	83	22,517
Amount of unrecoverable claims written off in tax year	-	-	-	-
Costs of other items to increase tax base	-	-	-	-

Total of items to increase tax base	6,415	1,698,597	7,398	2,003,700

Items to increase tax base	-	-	-	-
Amount of accrued loss of previous year written off in
tax year	-	-	-	-
Amount of loss in value recorded during the tax year on
receivables	-	-	-	-
Losses in value re-accounted in the tax year	-	-	-	-
Amount of depreciation in accordance with tax law	6,205	1,643,002	6,733	1,823,571
Support to employ unemployed persons	-	-	-	-
Conversion differences	-	-	-	-
Reserve for development	-	-	-	-
Loss observed at the time of tax revision	-	-	-	-
Gift	-	-	-	-
Local business tax 100%	-	-	-	-

Total of items to reduce tax base	6,205	1,643,002	6,733	1,823,571

Tax base	(334)	(88,403)	(14,015)	(3,795,823)

Corporate tax and additional tax	-	-	-	-

18.	TRANSACTIONS WITH RELATED BUSINESSES

Superior and Otto Fuchs provided our Company with services of the following value in 2008 and 2009:

Amounts in Thousands	2008		2009
	Otto Fuchs	Superior	Otto Fuchs	Superior
	(Unaudited)	(Unaudited)
Inventories	€4,329	€899	€3,160	€651
Commission work	819	-	-	-
Interest	-	-	-	-
Accounting services	-	-	3	-
Commission	793	-	572	-
Lease	-	-	-	-
Insurance	-	23	35	30
Shipping costs	-	91	18	39
Travel costs and lodging for business partners	-	-	-	-
Experts’ fees	-	-	-	-
Repair of production equipment	-	288	55	159
Services rendered by foreign professionals	285	132	240	144
Consulting	-	-	-	-
Selection of wheels	-	-	2	710
Painting	-	-	133	-
Other services	103	11	74	-

Total	€6,329	€1,444	€4,292	€1,733

19.	REMUNERATION OF EXECUTIVE OFFICERS AND MANAGERS

Authorized signatories:

Mr. Joachim Stachelscheid, Managing Director, Derschlager Str. 26, 58540 Meienrzhagen, Germany.

Mr. Kenneth August Stakas, Managing Director, 7800 Woodley Avenue Van Nuys, CA 91406 U.S.A.
The Members of the Supervisory Board and the Managing Directors of the Company received no remuneration in 2009.

20.	AUDITOR’S NAME AND ADDRESS:

Nagy Zoltán
Deloitte Könyvvizsgáló és Tanácsadó Kft.
H-1068 Budapest, Dózsa György út 84/C., Hungary

The Company pays 50,800 EUR + VAT for the audit in the year 2009.

21.	DETAILS OF NATURAL PERSON AUTHORIZED TO PROVIDE ACCOUNTING SERVICE:

József Alexi Finance and Accounting Manager, residing in Kolozsvári utca 11, Budaörs H-2040, Hungary, his registration number is MKVK 000123.

22.	IMPAIRMENT ACCOUNTED FOR ACCOUNTS RECEIVABLE

The Company did not account for any impairments in 2009.

No considerable business events occurred after the balance sheet date that may affect the Annual Report.

23.	RECONCILATION TO UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

The accompanying consolidated financial statement are prepared in accordance with generally accepted accounting principles on Hungary (“Hungarian GAAP”) which differs in certain respect from accounting principles generally accepted in the United States of America (“U.S. GAAP”).   The following is a reconciliation of the statement of profit and loss and shareholders’ equity for 2008 and 2009 prepared in accordance with Hungarian GAAP to net income as determined under U.S. GAAP, with a summary of material variations.

(Amounts in Thousands)	2008	2009
	(Unaudited)
Loss as shown in the financial statements	€(544)	€(14,680)

Impact of deferred taxes and capitalization of manufacturing overhead (a)	446	(414)
Impairment of long-lived assets (b)	-	(20,026)

Net loss according to U.S. GAAP	€(98)	€(35,120)

Shareholders' equity as shown in the financial statements	€66,692	€52,013

Impact of deferred taxes and capitalization of manufacturing overhead (a)	1,298	884
Impairment of long-lived assets (b)	-	(20,026)

Shareholders' equity according to U.S. GAAP	€67,990	€32,871

(a)
Under Hungarian GAAP, manufacturing overhead is expensed as incurred.  Under U.S. GAAP, normal manufacturing overhead is capitalized during the manufacturing process and is included in inventory.  As a result, under U.S. GAAP, adjustments have been made by the Company to capitalize its manufacturing overhead into inventory.  In addition, under Hungarian GAAP, temporary taxable differences are not recognized, and as such, deferred tax assets and deferred tax liabilities are not recognized.  Under U.S. GAAP, temporary taxable differences are recognized and deferred tax assets and liabilities are recorded on the balance sheet.  Historically, any temporary taxable differences have been material, however, during 2009, the Company impaired its property, plant and equipment, creating a temporary taxable difference under U.S. GAAP that gave rise to a €3.8 million deferred tax asset.  A € 3.8 million valuation allowance was then established against this deferred tax asset in accordance with U.S. GAAP due to the cumulative historical losses recorded by the Company.

(b)
Under Hungarian GAAP, property, plant and equipment are stated at cost less accumulated depreciation.  Under U.S. GAAP, property, plant and equipment is stated at cost less accumulated depreciation and management is required to review long-lived assets, including property, plant and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.  If an evaluation of recoverability is required under U.S. GAAP, the estimated undiscounted future cash flows directly associated with the asset or asset group are compared to the asset’s carrying amount.  During 2009, the Company recorded an impairment of € 20.0 million under U.S. GAAP because there were certain indicators of impairment and the carrying amount of the assets were not recoverable.

There were no material variations between Hungarian GAAP and U.S. GAAP with respect to the cash flows that have been included in Note 3 of the supplementary annex.

24.	SUBSEQUENT EVENTS

On June 14, 2010, Superior Industries International, Inc. entered into a definitive agreement to sell its 50 percent equity state in the Company.

Under the agreement, Superior Industries International, Inc. will sell its entire ownership interest in the Company to Otto Fuchs Metallwerke KG.  The total purchase price shall be 7 million euros, consisting of a combination of cash and other consideration.

Tatabánya, June 16, 2010

/c/ Ken Stakas
Signature
Ken Stakas, Managing Director